EXHIBIT 24
POWER OF ATTORNEY
Each of the undersigned directors and officers of Financial Institutions, Inc. (the “Company”) hereby appoints Peter G. Humphrey or Ronald A. Miller or any one of them as his or her attorney-in-fact, to sign on his or her behalf, individually and in each capacity stated below, and to file with the Securities and Exchange Commission a Registration Statement on Form S-3 relating to the Company’s common stock issuable pursuant to the Warrant issued to the U.S. Treasury on or about December 23, 2008 and all amendments and/or supplements thereto, and all documents and instruments ancillary or relating thereto.

Signature	Title	Date

/s/ Karl V. Anderson, Jr. Karl V. Anderson, Jr.	Director	January 14, 2009

/s/ John E. Benjamin John E. Benjamin	Director	January 14, 2009

/s/ Thomas P. Connolly Thomas P. Connolly	Director	January 14, 2009

/s/ Barton P. Dambra Barton P. Dambra	Director	January 14, 2009

/s/ Samuel M. Gullo Samuel M. Gullo	Director	January 14, 2009

/s/ Susan R. Holliday Susan R. Holliday	Director	January 14, 2009

/s/ Peter G. Humphrey Peter G. Humphrey	Director, President and Chief Executive Officer (Principal Executive Officer)	January 14, 2009

/s/ Erland E. Kailbourne Erland E. Kailbourne	Director	January 14, 2009

/s/ Robert N. Latella Robert N. Latella	Director	January 14, 2009

/s/ James L. Robinson James L. Robinson	Director	January 14, 2009

Signature	Title	Date

/s/ John R. Tyler, Jr. John R. Tyler, Jr.	Director	January 14, 2009

/s/ James H. Wyckoff James H. Wyckoff	Director	January 14, 2009

/s/ Ronald A. Miller Ronald A. Miller	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 14, 2009